CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Neah Power Systems, Inc. of our report on our audit of the consolidated financial statements of Neah Power Systems, Inc. and Subsidiary, dated February 12, 2009, appearing in the Annual Report on Form 10-K of Neah Power Systems, Inc. for the year ended September 30, 2008.

Our report contains an explanatory paragraph that states that Neah Power Systems, Inc. has an accumulated deficit and negative working capital of approximately $41,760,000 and $2,568,000, respectively, at September 30, 2008, had negative cash flows from operating activities of approximately $2,401,000 for the year ended September 30, 2008, and has experienced recurring losses from operations.  These conditions raise substantial doubt about Neah Power Systems, Inc.'s ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
July 6, 2009